SOURCE: STEPHEN H. CLARK
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended September 30,
	2017	2016
Operating Revenues:
Utility	$65,473	$60,983
Nonutility	161,654	158,099
Total Operating Revenues	227,127	219,082
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	28,217	25,353
- Nonutility	140,598	117,635
Operations	82,521	34,796
Maintenance	4,615	4,150
Depreciation	24,914	23,109
Energy and Other Taxes	1,517	1,449
Total Operating Expenses	282,382	206,492
Operating (Loss) Income	(55,255)	12,590

Other Income and Expense	2,253	2,223
Interest Charges	(10,567)	(7,355)
(Loss) Income Before Income Taxes	(63,569)	7,458
Income Taxes	24,765	(2,807)
Equity in Earnings of Affiliated Companies	1,256	5,013
(Loss) Income from Continuing Operations	(37,548)	9,664
Loss from Discontinued Operations - (Net of tax benefit)	(45)	(29)
Net (Loss) Income	$(37,593)	$9,635

Basic Earnings Per Common Share:
Continuing Operations	$(0.47)	$0.12
Discontinued Operations	—	—
Basic Earnings Per Common Share	$(0.47)	$0.12

Average Shares of Common Stock Outstanding - Basic	79,549	79,478

Diluted Earnings Per Common Share:
Continuing Operations	$(0.47)	$0.12
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$(0.47)	$0.12

Average Shares of Common Stock Outstanding - Diluted	79,549	79,635

Dividends Declared Per Common Share	$0.27	$0.26

	Nine Months Ended September 30,
	2017	2016
Operating Revenues:
Utility	$343,180	$312,925
Nonutility	554,150	393,594
Total Operating Revenues	897,330	706,519
Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	131,927	110,067
- Nonutility	503,715	284,236
Operations	160,621	109,843
Maintenance	14,268	12,793
Depreciation	73,793	66,106
Energy and Other Taxes	5,139	4,617
Total Operating Expenses	889,463	587,662
Operating Income	7,867	118,857

Other Income and Expense	10,235	8,787
Interest Charges	(38,291)	(24,744)
(Loss) Income Before Income Taxes	(20,189)	102,900
Income Taxes	8,439	(34,885)
Equity in Earnings of Affiliated Companies	4,337	5,038
(Loss) Income from Continuing Operations	(7,413)	73,053
Loss from Discontinued Operations - (Net of tax benefit)	(122)	(176)
Net (Loss) Income	$(7,535)	$72,877

Basic Earnings Per Common Share:
Continuing Operations	$(0.09)	$0.97
Discontinued Operations	—	—
Basic Earnings Per Common Share	$(0.09)	$0.97

Average Shares of Common Stock Outstanding - Basic	79,539	75,316

Diluted Earnings Per Common Share:
Continuing Operations	$(0.09)	$0.97
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$(0.09)	$0.97

Average Shares of Common Stock Outstanding - Diluted	79,539	75,411

Dividends Declared Per Common Share	$0.81	$0.78